Exhibit 99.1

LAZARD LTD REPORTS SECOND-QUARTER

AND FIRST-HALF 2013 RESULTS

Highlights

•	Net income per share, as adjusted[1], of $0.45 (diluted) for the quarter ended June 30, 2013, excluding charge[2], compared to $0.25 for the second quarter of 2012

•	Record second-quarter operating revenue[1] of $511 million, up 12% from second-quarter 2012; first-half operating revenue of $925 million, down 3% from the record first half of 2012

•	Financial Advisory operating revenue of $263 million for second-quarter 2013, up 9% from second-quarter 2012; $432 million for the first half of 2013, down 17% from the record first half of 2012

•	M&A and Other Advisory operating revenue of $218 million for second-quarter 2013, up 12% from second-quarter 2012; $339 million for the first half of 2013, down 13% from the first half of 2012

•

Record second-quarter Asset Management operating revenue of $243 million, up 18% from second-quarter 2012 and up 1% from first-quarter 2013; record first-half operating revenue of $483 million, up 16% from the first half of 2012

•	Assets under management of $163 billion as of June 30, 2013, up 10% from June 30, 2012 and down 5% from March 31, 2013; net outflows of $4 billion for second-quarter 2013

•	Cost saving initiatives exceed plan, with a final associated charge of $38 million in second-quarter 2013

•	Return of capital to shareholders totaling $230 million[3] in the first half of 2013

($ in millions, except per share data and AUM)	Quarter Ended June 30			Six Months Ended June 30
	2013	2012	%’13-’12	2013	2012	%’13-’12
As Adjusted[1,2]
Operating revenue	$511	$455	12%	$925	$954	(3)%
Financial Advisory	$263	$243	9%	$432	$520	(17)%
Asset Management	$243	$207	18%	$483	$417	16%
Net income	$60	$33	81%	$97	$78	25%
Diluted net income per share	$0.45	$0.25	84%	$0.73	$0.57	27%
U.S. GAAP
Net income	$31	$31		$47	$56
Diluted net income per share	$0.24	$0.24		$0.36	$0.44
Supplemental Data
Quarter-end AUM ($ in billions)	$163	$148	10%
Average AUM ($ in billions)	$168	$151	11%	$169	$149	14%

Media Contact:	Judi Frost Mackey	+1 212 632 1428	judi.mackey@lazard.com
Investor Contact:	Kathryn Harmon	+1 212 632 6637	kathryn.harmon@lazard.com

Note: Endnotes are on page 12 of this release. A reconciliation of adjusted GAAP to U.S. GAAP is on page 19.

NEW YORK, July 25, 2013 – Lazard Ltd (NYSE: LAZ) today reported operating revenue1 of $511 million for the quarter ended June 30, 2013. Net income, as adjusted1, was $60 million, or $0.45 per share (diluted) for the quarter. These results exclude a pre-tax charge of $38 million in the quarter relating to the completion of previously announced cost saving initiatives2.

First-half 2013 operating revenue1 was $925 million, resulting in net income, as adjusted1, of $97 million, or $0.73 per share (diluted) for the first half. These results exclude pre-tax charges totaling $64 million in the first half of 2013 relating to the completion of previously announced cost saving initiatives2.

Second-quarter 2013 net income on a U.S. GAAP basis was $31 million, or $0.24 (diluted) per share. First-half 2013 net income on a U.S. GAAP basis was $47 million, or $0.36 (diluted) per share. A reconciliation of our U.S. GAAP results to the adjusted results is presented on page 19 of this press release.

“Lazard continues to perform well in challenging global market conditions,” said Kenneth M. Jacobs, Chairman and Chief Executive Officer of Lazard. “We remain focused on serving our clients while we manage the firm for profitable growth and shareholder value over the long term.”

“Financial Advisory has been active in many of the most significant assignments for corporate and sovereign clients around the world. The breadth and depth of our advisory services offset the uneven pace of global M&A activity,” said Mr. Jacobs. “In Asset Management, we continue to broaden our investment platforms in anticipation of client needs. The diversification of our investment solutions and our global client base position Asset Management well for long-term growth.”

“As we continue to invest for growth, we are maintaining our discipline on expenses,” said Matthieu Bucaille, Chief Financial Officer of Lazard. “As planned, expenses associated with the implementation of our cost saving initiatives are complete, and our financial results are beginning to show the benefit of a lower cost base.”

OPERATING REVENUE

Financial Advisory

In the text portion of this press release, we present our Financial Advisory results as Strategic Advisory and Restructuring. Strategic Advisory includes 1) M&A and Other Advisory (Other includes Capital Structure Advisory and Sovereign Advisory) and 2) Capital Raising (includes Capital Markets Advisory and Private Fund Advisory).

Second Quarter

Financial Advisory operating revenue was $263 million for the second quarter of 2013, 9% higher than the second quarter of 2012.

Strategic Advisory operating revenue was $240 million for the second quarter of 2013, 13% higher than the second quarter of 2012, primarily driven by a 12% increase in M&A and Other Advisory revenue.

Restructuring operating revenue of $23 million was 23% lower than the second quarter of 2012. Restructuring revenue continues to be generally in line with the industry-wide low level of corporate restructuring activity. Lazard continues to be the leader in global announced restructurings.1

During the second quarter of 2013, Lazard remained engaged in highly visible, complex M&A transactions and other advisory assignments, including cross-border transactions, distressed asset sales, capital structure and sovereign advisory, in the Americas, Europe and Asia.

Among the major M&A transactions that were completed during the second quarter of 2013 were the following (clients are in italics): Deutsche Telekom on the $29 billion combination of T-Mobile and MetroPCS; Berkshire Hathaway and 3G Capital in their $28 billion acquisition of H.J. Heinz; Anheuser-Busch InBev’s $20.1 billion acquisition of the remaining stake in Grupo Modelo it did not already own and Grupo Modelo’s related $4.8 billion sale of its U.S. operations to Constellation Brands; and Qatar Holding on its approximately 12% stake in Xstrata in connection with the merger with Glencore International.

Our Sovereign Advisory business remained active advising on worldwide assignments, including: BTA Bank on its divestiture by Kazakhstan’s sovereign wealth fund Samruk-Kazyna; various privatizations in Greece and transactions for Piraeus Bank; and acting as financial agent to the U.S. Department of Treasury with respect to General Motors and Ally Financial.

Capital Structure Advisory continued to provide advice regarding balance sheet issues to public, private and sovereign clients globally, including: the UK Government on the proposed privatization of The Royal Mail; Siemens’ €2.5 billion spin-off of Osram; ENI Group on its €1.5 billion sale of shares in Snam and its €678 million sale of shares in Galp Energia; Ingersoll-Rand on its $1.6 billion senior notes offering; Bertelsmann on the €1.3 billion public offering of shares of RTL Group; the New Zealand Government on the NZ$1.6 billion initial public offering of Mighty River Power; and Cole Real Estate on its NYSE listing and dutch auction equity tender.

During and since the second quarter of 2013 we remained engaged in many of the most highly visible and complex restructuring and debt advisory assignments, including for Cengage Learning, Exide Technologies, Eastman Kodak and the Allied Pilots Association with respect to American Airlines.

1	Source: Thomson Reuters

Please see a list of M&A and Restructuring assignments on which Lazard advised in the 2013 second quarter, or continued to advise or completed since June 30, 2013, on pages 9 - 11 of this release.

First Half

Financial Advisory operating revenue was $432 million for the first half of 2013, 17% lower than the record first half of 2012.

Strategic Advisory operating revenue was $376 million for the first half of 2013, 10% lower than the first half of 2012.

Restructuring operating revenue was $56 million for the first half of 2013, 44% lower than the first half of 2012.

Lazard advised on four of the ten largest global transactions announced in the first six months of 2013: Berkshire Hathaway and 3G Capital’s $28 billion acquisition of H.J. Heinz; Microsoft in its role in Dell’s $24.4 billion going-private transaction; D.E Master Blenders 1753 in its €7.8 billion sale to an investor group led by Joh. A. Benckiser; and NV Energy’s $10 billion sale to MidAmerican Energy.

Asset Management

Second Quarter

Asset Management operating revenue was a record second quarter of $243 million, an 18% increase from the second quarter of 2012, and a 1% increase from the first quarter of 2013.

Assets under management (AUM) were $163 billion as of June 30, 2013, a 10% increase from June 30, 2012. AUM decreased 5% from March 31, 2013, driven by market depreciation and $4 billion of net outflows in the quarter. The net outflows were largely related to one strategy in global equities and the loss of a sub-advised mandate in local equities.

Average AUM in the second quarter of 2013 was $168 billion, 11% higher than average AUM in the second quarter of 2012, and 2% lower than average AUM in the first quarter of 2013.

Management fees were $218 million in the second quarter of 2013, 12% higher than the second quarter of 2012, primarily reflecting the change in average AUM, and 1% lower than the first quarter of 2013. Incentive fees during the period were $16 million compared to $4 million in the second quarter of 2012.

We continued to win significant new mandates in most of our major platforms from clients around the world. A sample of these new mandates is reflected in the investor presentation on our website.

First Half

Asset Management operating revenue was a record $483 million for the first half of 2013, 16% higher than the first half of 2012.

Average AUM for the first half of 2013 was $169 billion, 14% higher than the first half of 2012. Net outflows were $5 billion for the first half of 2013.

Management fees were a record $438 million for the first half of 2013, 11% higher than the first half of 2012, primarily reflecting the change in average AUM. Incentive fees were $25 million in the first half of 2013, compared to $6 million in the first half of 2012.

OPERATING EXPENSES

Compensation and Benefits

In managing compensation and benefits expense, we focus on annual awarded compensation (cash compensation and benefits plus deferred incentive compensation with respect to the applicable year, net of estimated future forfeitures and excluding charges). We believe annual awarded compensation reflects the actual annual compensation cost more accurately than the GAAP measure of compensation cost, which includes applicable-year cash compensation and the amortization of deferred incentive compensation principally attributable to previous years’ deferred compensation. We believe that by managing our business using awarded compensation with a consistent deferral policy, we can better manage our compensation costs, increase our flexibility in the future and build shareholder value over time.

For the second quarter of 2013, adjusted GAAP compensation and benefits expense1, including related accruals, was $307 million, excluding the charge related to our cost saving initiatives2, compared to $285 million for the second quarter of 2012. The corresponding adjusted GAAP compensation ratio was 60.0%, compared to 62.7% for the second quarter of 2012.

For the first half of 2013, adjusted GAAP compensation and benefits expense1, including related accruals, was $555 million, excluding charges related to our cost saving initiatives2, compared to $598 million for the first half of 2012, excluding charges related to staff reductions2. The corresponding adjusted GAAP compensation ratio was 60.0%, compared to 61.8% for the full-year 2012 and 62.7% for the first half of 2012.

The second-quarter 2013 adjusted GAAP compensation ratio assumes, based on current market conditions, a full-year awarded compensation ratio of approximately 58.5%, compared to 59.4% for the full year of 2012.

Our goal remains to grow awarded compensation expense at a slower rate than revenue growth, and to achieve a compensation-to-operating revenue ratio over the cycle in the mid- to high-50s percentage range on both an awarded and adjusted GAAP basis, with consistent deferral policies.

Non-Compensation Expense

For the second quarter of 2013, adjusted non-compensation expense1 was $105 million, excluding the charge related to our cost saving initatives2, 1% lower than the second quarter of 2012. The year-over-year comparison reflects early results of our cost saving initiatives, offset in part by deal-related third-party fees and expenses relating to increased business activity levels. The ratio of adjusted non-compensation expense to operating revenue for the second quarter of 2013 was 20.5%, compared to 23.2% for the second quarter of 2012.

For the first half of 2013, adjusted non-compensation expense1 was $205 million, excluding the related charges2, 3% lower than the first half of 2012. The ratio of adjusted non-compensation expense to operating revenue was 22.1% for both periods.

Our goal remains to achieve an adjusted non-compensation expense-to-operating revenue ratio over the cycle of 16% to 20%.

TAXES

The provision for taxes, on an adjusted basis1, was $19.2 million for the second quarter of 2013 and $27.9 million for the first half of 2013. The effective tax rate on the same basis was 24.3% for the second quarter and 22.3% for the first half of 2013, compared to 22.9% and 24.5% for the respective 2012 periods.

CAPITAL MANAGEMENT AND BALANCE SHEET

Our primary capital management goals include managing debt and returning capital to shareholders through dividends and share repurchases.

For the second quarter of 2013, Lazard returned $54 million to shareholders, which included: $31 million in dividends; $20 million in share repurchases of our Class A common stock; and $3 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants.

For the first half of 2013, Lazard returned $230 million to shareholders, which included: $31 million in dividends; $79 million in share repurchases of our Class A common stock; and $120 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants.

As of June 30, 2013, we had repurchased 2.4 million shares at an average price of $33.04 per share during the first half of the year. These repurchases served to directly offset approximately 75% of the potential dilution from our 2012 year-end equity-based compensation awards, net of estimated forfeitures and tax withholding to be paid in cash by the Company in lieu of share issuance.

On July 24, 2013, Lazard declared a quarterly dividend of $0.25 per share on its outstanding common stock. In April, 2013, we announced a 25% increase in the quarterly dividend.

Lazard’s financial position remains strong. Our cash and cash equivalents at June 30, 2013, were $601 million, the majority of which were invested in U.S. Government and agency money market funds. As of June 30, 2013, total stockholders’ equity related to Lazard’s interests was $518 million.

COST SAVING INITIATIVES

In October 2012, Lazard announced cost saving initiatives which, at that time, were expected to result in approximately $125 million in annual savings from the compensation and non-compensation cost base. We have exceeded our goal and we expect total annual savings related to the cost saving initiatives will be approximately $160 million, which will be partially offset by investment in our business.

Approximately $120 million of the expected total savings relate to compensation expense associated with the firm’s headcount, and approximately $40 million to non-compensation expense. We anticipate that more than two-thirds of these savings will be realized in 2013, with the full impact of all the savings reflected in our 2014 results.

Expenses associated with implementation of the cost saving initiatives are complete and have been reflected in our financial results. These implementation expenses were approximately: $38 million in the second quarter of 2013; $26 million in the first quarter of 2013; and $103 million in the fourth quarter of 2012, for a total of approximately $167 million. As we anticipated, approximately 75% of the implementation expenses are expected to be paid in cash.

The cost saving initiatives are intended to improve the firm’s profitability with minimal impact on revenue growth. The initiatives include: streamlining our corporate structure and consolidating support functions; realigning the firm’s investments into areas with potential for the greatest long-term return; renegotiating certain contracts; and creating greater flexibility to retain and attract the best people and invest in new growth areas.

***

CONFERENCE CALL

Lazard will host a conference call at 8:00 a.m. EDT on Thursday, July 25, 2013, to discuss the company’s financial results for the second quarter and first half of 2013. The conference call can be accessed via a live audio webcast available through Lazard’s Investor Relations website at www.lazard.com, or by dialing 1 (888) 221-9541 (U.S. and Canada) or +1 (913) 312-1273 (outside of the U.S. and Canada), 15 minutes prior to the start of the call.

A replay of the conference call will be available by 10:00 a.m. EDT on Thursday, July 25, 2013, via the Lazard Investor Relations website, or by dialing 1 (888) 203-1112 (U.S. and Canada) or +1 (719) 457-0820 (outside of the U.S. and Canada). The replay access code is 6590580.

***

ABOUT LAZARD

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 40 cities across 26 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com.

***

Cautionary Note Regarding Forward-Looking Statements:

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “target,” “goal”, or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee the accuracy of our estimated targets, future results, level of activity, performance or achievements. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in our reports on Forms 10-Q and 8-K, including the following:

•	A decline in general economic conditions or the global financial markets;

•	A decline in overall mergers and acquisitions (M&A) activity, our share of the M&A market or our assets under management (AUM);

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure on our businesses and on our ability to retain and attract employees at current compensation levels.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Investors can link to Lazard and its operating company websites through www.lazard.com.

***

FINANCIAL ADVISORY ASSIGNMENTS

Mergers and Acquisitions (Completed in the second quarter of 2013)

Among the large, publicly announced M&A Advisory transactions or assignments completed during the second quarter of 2013 on which Lazard advised were the following:

•	Deutsche Telekom on the $29.0 billion combination of T-Mobile and MetroPCS

•	Berkshire Hathaway and 3G Capital in their $28.0 billion acquisition of H.J. Heinz

•

Anheuser-Busch InBev’s $20.1 billion acquisition of the remaining stake in Grupo Modelo it did not already own and Grupo Modelo’s related $4.8 billion sale of its U.S. operations to Constellation Brands

•	Industry Funds Management-led consortium in its A$5.1 billion acquisition of 99-year leases for Port Botany and Port Kembla from the New South Wales government

•	BayernLB’s €2.5 billion sale of GBW to a consortium led by Patrizia Immobilien

•	Permian Mud Service (parent company of Champion Technologies and CorsiTech) in its $2.3 billion merger with Ecolab

•	CH Energy Group’s $1.5 billion sale to Fortis

•	LNR Property’s $1.05 billion sale to Starwood Property Trust and Starwood Capital Group

•	The Special Committee of CreXus Investment Corp. in the company’s sale to Annaly Capital Management for an implied valuation of $1.0 billion

•	Petra Foods’ $860 million sale of its cocoa ingredients business to Barry Callebaut

•	The Special Committee of Sauer-Danfoss on Danfoss’s $690 million acquisition of the remaining 24.4% of Sauer-Danfoss that it did not already own

•	Piraeus Bank’s €524 million acquisition of the Greek banking operations of Bank of Cyprus, Cyprus Popular Bank and Hellenic Bank

•	Qatar Holding on its approximately 12% stake in Xstrata in connection with the merger with Glencore International

•	EADS on the reorganization of its governance and shareholding structure

•	Piraeus Bank’s acquisition of Millennium Bank Greece

•	Utex Industries’ sale to Riverstone Holdings

•	Kering on the distribution of Groupe Fnac shares to shareholders of PPR/Kering and listing on Euronext Paris

Mergers and Acquisitions (Announced)

Among the ongoing, large, publicly announced M&A transactions and assignments on which Lazard advised in the 2013 second quarter, or continued to advise or completed since June 30, 2013, are the following:

•	Microsoft in its role in Dell’s $24.4 billion going-private transaction

•	D.E Master Blenders 1753 in its €7.8 billion sale to an investor group led by Joh. A. Benckiser

•	NV Energy’s $10 billion sale to MidAmerican Energy

•	IntercontinentalExchange’s $8.2 billion acquisition of NYSE Euronext

•	Vivendi in its exclusive talks with Emirates Telecommunications (Etisalat) on the proposed €4.2 billion sale of Vivendi’s 53% interest in Maroc Telecom

•

Independent Committee of Independent Non Executive Directors of Eurasian Natural Resources Corporation in relation to the offer for the remaining 44.59% of ENRC not already owned by Eurasian Resources Group, valuing ENRC at approximately £3 billion

•	Tenet Healthcare’s $4.3 billion acquisition of Vanguard Health Systems

•	Leap Wireless’ $4.1 billion sale to AT&T

•	Caisse des Dépôts’ €2.6 billion indirect acquisition of Silic from Groupama*

•	Siemens’ €2.5 billion spin-off of Osram*

•	Total’s €2.4 billion proposed sale of TIGF to a consortium

•	Ameristar Casinos’ $2.8 billion sale to Pinnacle Entertainment

•	Rockwood’s €1.5 billion sale of CeramTec to Cinven

•	The Special Committee of CNH Global on Fiat Industrial’s $1.7 billion acquisition of the remaining shares in CNH Global that it does not already own

•	Athene Holding in its $1.6 billion acquisition of Aviva’s U.S. annuity and life insurance operations

•	EQT in the exchange of its natural gas distribution business with SteelRiver Infrastructure Partners for $720 million and the receipt of assets and other consideration

•	Marco Tronchetti Provera in Lauro Sessantuno’s €610 million acquisition of a 60.99% stake in Camfin

•	Eastman Kodak’s $650 million spin-off of certain imaging businesses to the U.K. Kodak Pension Plan**

•	Bridgepoint’s $600 million sale of Permaswage to Precision Castparts

•	Dynegy’s $599 million acquisition of Ameren Energy Resources

•	Vinci’s €365 million acquisition of a 4.7% stake in Aéroports de Paris*

•	Singapore Power’s sale of a 60% interest in SPI (Australia) Assets and a 19.9% interest in SP AusNet to State Grid Corporation of China

•	Jereissati Group and Renosa in the merger of Norsa, Renosa and Guararapes*

•	SAP’s acquisition of hybris

•	Carrefour’s sale of a 12% stake in CarrefourSA to Sabanci Holding

*	Transaction completed since June 30, 2013
**	Fees for the sale of distressed assets are recognized in Restructuring operating revenue

Restructuring and Debt Advisory Assignments

Restructuring and debtor or creditor advisory assignments completed during the second quarter of 2013 on which Lazard advised include: Official Committee of Unsecured Creditors of Ambac Financial Group and First and Third Lien Lenders of Hostess Brands in connection with each company’s Chapter 11 filing; Consolis on its debt restructuring; Navigazione Montanari on its debt restructuring; the Senior Lenders’ Coordination Committee of Parkeon on the company’s financial restructuring; and Oman Investment Fund in connection with the debt restructuring of Jurys Inn.

Notable Chapter 11 bankruptcies, on which Lazard advised debtors or creditors, or related parties, during or since the second quarter of 2013, are the following:

•	Airlines: Allied Pilots Association with respect to American Airlines

•	Industrials/Automotive: Exide Technologies

•	Technology/Media/Telecom: Cengage Learning, Eastman Kodak, LightSquared

Among other publicly announced restructuring and debt advisory assignments on which Lazard has advised debtors or creditors during or since the second quarter of 2013, are the following:

•	Capita Asset Services – financial advisor to the Master Servicer for Theatre (Hospitals) No.1 and Theatre (Hospitals) No.2

•	Celsa Group – on its debt restructuring

•	Grupo Itevelesa – on its renegotiation of certain debt obligations

•	Financial Guaranty Insurance Company (FGIC) – advisor to Weil, Gotshal & Manges in its capacity as counsel to the New York Liquidation Bureau

•	Maxcom Telecomunicaciones – on its debt restructuring

•	Munshaat – on its debt restructuring

•	National Association of Letter Carriers – in connection with the USPS’s restructuring efforts

•	PMI – advisor to the receiver of PMI on certain asset dispositions

•	Prelios – on its group refinancing, financial rebalancing and industrial re-launch

***

ENDNOTES

[1]

A non-U.S. GAAP measure. See attached financial schedules and related notes for a detailed explanation of adjustments to corresponding U.S. GAAP results. We believe that presenting our results on an adjusted basis, in addition to the U.S. GAAP results, is the most meaningful and useful way to compare our operating results across periods.

[2]

Second quarter 2013 results exclude a final pre-tax charge of $38 million relating to previously announced cost saving initiatives, of which $27 million is compensation expense and $11 million is non-compensation expense, arising primarily from staff reductions, settlement of certain contractual obligations and occupancy cost reduction. First-half 2013 results exclude the second-quarter pre-tax charge of $38 million, as well as a first-quarter 2013 pre-tax charge of $26 million relating to the cost saving initiatives, of which $24 million was compensation expense and $2 million was non-compensation expense. First-half 2012 results exclude pre-tax charges of $22 million related to staff reductions and $3 million of non-compensation expense.

[3]

For the first half of 2013, Lazard returned $230 million to shareholders, which included: $31 million for dividends; $79 million in share repurchases of our Class A common stock; and $120 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants. The share repurchases served to directly offset approximately 75% of the potential dilution from our 2012 year-end equity-based compensation awards.

###

LAZ-EPE

LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Three Months Ended			% Change From
	June 30,	March 31,	June 30,	March 31,	June 30,
($ in thousands, except per share data)	2013	2013	2012	2013	2012
Revenues:
Financial Advisory
M&A and Other Advisory	$218,488	$120,756	$195,383	81%	12%
Capital Raising	21,583	14,686	17,174	47%	26%

Strategic Advisory	240,071	135,442	212,557	77%	13%
Restructuring	23,236	33,020	30,067	(30%)	(23%)

Total	263,307	168,462	242,624	56%	9%
Asset Management
Management fees	217,700	219,992	195,223	(1%)	12%
Incentive fees	15,849	8,794	3,704	80%	NM
Other	9,512	10,922	7,622	(13%)	25%

Total	243,061	239,708	206,549	1%	18%
Corporate	4,993	5,534	6,036	(10%)	(17%)

Operating revenue (b)	$511,361	$413,704	$455,209	24%	12%

Expenses:
Compensation and benefits expense (c)	$306,817	$248,222	$285,238	24%	8%

Ratio of compensation to operating revenue	60.0%	60.0%	62.7%
Non-compensation expense (d)	$104,998	$99,581	$105,767	5%	(1%)

Ratio of non-compensation to operating revenue	20.5%	24.1%	23.2%
Earnings:
Earnings from operations (e)	$99,546	$65,901	$64,204	51%	55%

Operating margin (f)	19.5%	15.9%	14.1%
Net income (g)	$59,867	$37,163	$33,084	61%	81%

Diluted net income per share	$0.45	$0.28	$0.25	61%	84%

Diluted weighted average shares	132,464,296	132,815,560	134,636,935	(0%)	(2%)
Effective tax rate (h)	24.3%	18.9%	22.9%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP – unaudited)

	Six Months Ended June 30,
($ in thousands, except per share data)	2013	2012	% Change
Revenues:
Financial Advisory
M&A and Other Advisory	$339,244	$387,994	(13%)
Capital Raising	36,269	31,544	15%

Strategic Advisory	375,513	419,538	(10%)
Restructuring	56,256	100,282	(44%)

Total	431,769	519,820	(17%)
Asset Management
Management fees	437,692	395,083	11%
Incentive fees	24,643	6,300	NM
Other	20,434	15,258	34%

Total	482,769	416,641	16%

Corporate	10,527	17,497	(40%)

Operating revenue (b)	$925,065	$953,958	(3%)

Expenses:
Compensation and benefits expense (c)	$555,039	$597,954	(7%)

Ratio of compensation to operating revenue	60.0%	62.7%
Non-compensation expense (d)	$204,579	$211,002	(3%)

Ratio of non-compensation to operating revenue	22.1%	22.1%
Earnings:
Earnings from operations (e)	$165,447	$145,002	14%

Operating margin (f)	17.9%	15.2%
Net income (g)	$97,030	$77,896	25%

Diluted net income per share	$0.73	$0.57	27%

Diluted weighted average shares	132,639,928	135,615,557	(2%)
Effective tax rate (h)	22.3%	24.5%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Three Months Ended			% Change From
	June 30,	March 31,	June 30,	March 31,	June 30,
($ in thousands, except per share data)	2013	2013	2012	2013	2012
Total revenue	$510,716	$422,058	$457,231	21%	12%
Interest expense	(20,311)	(20,155)	(20,321)

Net revenue	490,405	401,903	436,910	22%	12%
Operating expenses:
Compensation and benefits	331,131	277,739	283,392	19%	17%
Occupancy and equipment	39,738	29,304	28,347
Marketing and business development	25,377	18,192	22,322
Technology and information services	20,134	22,980	21,275
Professional services	10,706	8,613	13,274
Fund administration and outsourced services	15,388	13,465	12,670
Amortization of intangible assets related to acquisitions	1,004	877	2,560
Other	5,989	9,136	8,537

Subtotal	118,336	102,567	108,985	15%	9%

Operating expenses	449,467	380,306	392,377	18%	15%

Operating income	40,938	21,597	44,533	90%	(8%)
Provision for income taxes	9,017	3,948	10,371	NM	(13%)

Net income	31,921	17,649	34,162	81%	(7%)
Net income attributable to noncontrolling interests	568	2,289	3,341

Net income attributable to Lazard Ltd	$31,353	$15,360	$30,821	104%	2%

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	121,759,982	117,708,204	118,235,320	3%	3%
Diluted	132,464,296	132,815,560	134,636,935	(0%)	(2%)
Net income (loss) per share:
Basic	$0.26	$0.13	$0.26	100%	0%
Diluted	$0.24	$0.12	$0.24	100%	0%

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Six Months Ended
($ in thousands, except per share data)	June 30, 2013	June 30, 2012	% Change
Total revenue	$932,774	$963,692	(3%)
Interest expense	(40,466)	(40,743)

Net revenue	892,308	922,949	(3%)
Operating expenses:
Compensation and benefits	608,870	621,709	(2%)
Occupancy and equipment	69,042	54,629
Marketing and business development	43,569	50,589
Technology and information services	43,114	41,668
Professional services	19,319	22,585
Fund administration and outsourced services	28,853	26,121
Amortization of intangible assets related to acquisitions	1,881	3,678
Other	15,125	19,614

Subtotal	220,903	218,884	1%
Operating expenses	829,773	840,593	(1%)

Operating income	62,535	82,356	(24%)
Provision for income taxes	12,965	19,138	(32%)

Net income	49,570	63,218	(22%)
Net income attributable to noncontrolling interests	2,857	6,845

Net income attributable to Lazard Ltd	$46,713	$56,373	(17%)

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	119,734,093	118,732,431	1%
Diluted	132,639,928	135,615,557	(2%)
Net income per share:
Basic	$0.39	$0.47	(17%)
Diluted	$0.36	$0.44	(18%)

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

(U.S. GAAP)

($ in thousands)	June 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$601,485	$850,190
Deposits with banks	344,839	292,494
Cash deposited with clearing organizations and other segregated cash	60,767	65,232
Receivables	524,906	478,043
Investments	449,364	414,673
Goodwill and other intangible assets	375,207	392,822
Other assets	564,661	493,439

Total Assets	$2,921,229	$2,986,893

LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities
Deposits and other customer payables	$385,985	$269,763
Accrued compensation and benefits	336,194	467,578
Senior debt	1,076,850	1,076,850
Other liabilities	529,989	521,162

Total liabilities	2,329,018	2,335,353
Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share	—	—
Common stock, par value $.01 per share	1,290	1,282
Additional paid-in capital	659,365	846,050
Retained earnings	193,958	182,647
Accumulated other comprehensive loss, net of tax	(141,489)	(110,541)

Subtotal	713,124	919,438
Class A common stock held by subsidiaries, at cost	(195,040)	(349,782)

Total Lazard Ltd stockholders’ equity	518,084	569,656
Noncontrolling interests	74,127	81,884

Total stockholders’ equity	592,211	651,540

Total liabilities and stockholders’ equity	$2,921,229	$2,986,893

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

(unaudited)

($ in millions)

	As of			Variance
	June 30,	March 31,	December 31,
	2013	2013	2012	Qtr to Qtr	YTD
Equity Platforms:
Emerging Markets	$43,146	$46,134	$44,623	(6.5%)	(3.3%)
Global	31,509	35,947	36,247	(12.3%)	(13.1%)
Local	28,807	31,447	30,890	(8.4%)	(6.7%)
Multi-Regional	30,879	29,274	26,411	5.5%	16.9%

Total Equity	134,341	142,802	138,171	(5.9%)	(2.8%)
Fixed Income Platforms:
International	10,290	10,671	10,980	(3.6%)	(6.3%)
Global	2,803	2,938	3,035	(4.6%)	(7.6%)
U.S.	3,422	3,605	3,549	(5.1%)	(3.6%)
Emerging Markets	6,441	5,916	5,154	8.9%	25.0%

Total Fixed Income	22,956	23,130	22,718	(0.8%)	1.0%
Alternative Investments	4,613	4,591	4,600	0.5%	0.3%
Private Equity	1,239	1,301	1,398	(4.8%)	(11.4%)
Cash Management	140	141	173	(0.7%)	(19.1%)

Total AUM	$163,289	$171,965	$167,060	(5.0%)	(2.3%)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
AUM – Beginning of Period	$171,965	$156,708	$167,060	$141,039
Net Flows	(4,127)	1,137	(5,122)	975
Market and foreign exchange appreciation (depreciation)	(4,549)	(9,406)	1,351	6,425

AUM – End of Period	$163,289	$148,439	$163,289	$148,439

Average AUM	$167,783	$150,994	$169,370	$149,203

% Change in average AUM	11.1%		13.5%

Note: Average AUM is generally based on an average of quarterly ending balances for the respective periods.

LAZARD LTD

RECONCILIATION OF U.S. GAAP TO SELECTED SUMMARY FINANCIAL INFORMATION (a)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
($ in thousands, except per share data)	2013	2013	2012	2013	2012
Operating Revenue
Net revenue - U.S. GAAP Basis	$490,405	$401,903	$436,910	$892,308	$922,949
Adjustments:
Revenue related to noncontrolling interests (i)	(2,458)	(4,322)	(4,509)	(6,780)	(8,948)
Loss (gain) related to Lazard Fund Interests (“LFI”) and other similar arrangements	3,477	(3,725)	2,856	(248)	89
Interest expense	19,937	19,848	19,952	39,785	39,868

Operating revenue, as adjusted	$511,361	$413,704	$455,209	$925,065	$953,958

Compensation & Benefits Expense
Compensation & benefits expense - U.S. GAAP Basis	$331,131	$277,739	$283,392	$608,870	$621,709
Adjustments:
Charges pertaining to cost saving initiatives	(26,728)	(24,671)	—	(51,399)	—
Charges pertaining to staff reductions	—	—	—	—	(21,754)
Charges pertaining to LFI and other similar arrangements	3,477	(3,725)	2,856	(248)	89
Compensation related to noncontrolling interests (i)	(1,063)	(1,121)	(1,010)	(2,184)	(2,090)

Compensation & benefits expense, as adjusted	$306,817	$248,222	$285,238	$555,039	$597,954

Non-Compensation Expense
Non-compensation expense - Subtotal - U.S. GAAP Basis	$118,336	$102,567	$108,985	$220,903	$218,884
Adjustments:
Charges pertaining to cost saving initiatives	(11,653)	(1,651)	—	(13,304)	—
Charges pertaining to staff reductions	—	—	—	—	(2,905)
Amortization of intangible assets related to acquisitions	(1,004)	(877)	(2,560)	(1,881)	(3,678)
Non-compensation expense related to noncontrolling interests (i)	(681)	(458)	(658)	(1,139)	(1,299)

Non-compensation expense, as adjusted	$104,998	$99,581	$105,767	$204,579	$211,002

Earnings From Operations
Operating Income - U.S. GAAP Basis	$40,938	$21,597	$44,533	$62,535	$82,356
Other adjustments:
Charges pertaining to cost saving initiatives	38,381	26,322	—	64,703	—
Charges pertaining to staff reductions	—	—	—	—	24,659
Revenue related to noncontrolling interests (i)	(2,458)	(4,322)	(4,509)	(6,780)	(8,948)
Interest expense	19,937	19,848	19,952	39,785	39,868
Expenses related to noncontrolling interests (i)	1,744	1,579	1,668	3,323	3,389
Amortization of intangible assets related to acquisitions	1,004	877	2,560	1,881	3,678

Earnings from operations, as adjusted	$99,546	$65,901	$64,204	$165,447	$145,002

Net Income attributable to Lazard Ltd
Net income attributable to Lazard Ltd - U.S. GAAP Basis	$31,353	$15,360	$30,821	$46,713	$56,373
Adjustments:
Charges pertaining to cost saving initiatives	38,381	26,322	—	64,703	—
Charges pertaining to staff reductions	—	—	—	—	24,659
Tax (benefits) allocated to adjustments	(10,128)	(4,687)	543	(14,815)	(5,706)
Amount attributable to LAZ-MD Holdings	(170)	(272)	(15)	(442)	(1,060)
Adjustment for full exchange of exchangeable interests (j):
Tax adjustment for full exchange	(44)	(24)	27	(68)	(448)
Amount attributable to LAZ-MD Holdings	475	464	1,708	939	4,078

Net income, as adjusted	$59,867	$37,163	$33,084	$97,030	$77,896

Diluted net income per share:
U.S. GAAP Basis	$0.24	$0.12	$0.24	$0.36	$0.44
Non-GAAP Basis, as adjusted	$0.45	$0.28	$0.25	$0.73	$0.57

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Notes to Financial Schedules.

LAZARD LTD

Notes to Financial Schedules

(a)	Selected Summary Financial Information are non-U.S. GAAP (“non-GAAP”) measures. Lazard believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(b)	A non-GAAP measure which excludes (i) gains/losses related to the changes in the fair value of investments held in connection with Lazard Fund Interests and other similar deferred compensation arrangements for which a corresponding equal amount is excluded from compensation & benefits expense, (ii) revenues related to non-controlling interests (see (i) below), and (iii) interest expense primarily related to corporate financing activities. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(c)	A non-GAAP measure which excludes (i) charges/credits related to the changes in the fair value of the compensation liability recorded in connection with Lazard Fund Interests and other similar deferred compensation arrangements, (ii) compensation and benefits related to noncontrolling interests (see (i) below), (iii) for the three and six month periods ended June 30, 2013 and for the three month period ended March 31, 2013, charges pertaining to the implementation of cost saving initiatives (see (g) below), and (iv) for the six month period ended June 30, 2012, certain charges pertaining to staff reductions (see (g) below). (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(d)	A non-GAAP measure which excludes (i) amortization of intangible assets related to acquisitions, (ii) expenses related to noncontrolling interests (see (i) below), (iii) for the three and six month periods ended June 30, 2013 and for the three month period ended March 31, 2013, charges pertaining to the implementation of cost saving initiatives (see (g) below), and (iv) for the six month period ended June 30, 2012, certain charges pertaining to staff reductions (see (g) below). (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(e)	A non-GAAP measure which excludes (i) amortization of intangible assets related to acquisitions, (ii) interest expense primarily related to corporate financing activities, (iii) revenues and expenses related to noncontrolling interests (see (i) below), (iv) for the three and six month periods ended June 30, 2013 and for the three month period ended March 31, 2013, charges pertaining to the implementation of cost saving initiatives (see (g) below), and (v) for the six month period ended June 30, 2012, certain charges pertaining to staff reductions (see (g) below). (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(f)	Represents earnings from operations as a percentage of operating revenue, and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(g)	A non-GAAP measure which is adjusted to reflect the full conversion of outstanding exchangeable interests held by members of LAZ-MD Holdings and excludes (i) for the three and six month periods ended June 30, 2013 and for the three month period ended March 31, 2013, charges pertaining to cost saving initiatives including severance benefit payments, acceleration of unrecognized amortization of deferred incentive compensation previously granted to individuals terminated, settlement of certain contractual obligations, occupancy cost reduction and other non-compensation related costs, net of applicable tax benefits, and (ii) for the six month period ended June 30, 2012, certain charges pertaining to staff reductions including severance, benefit payments and acceleration of unrecognized amortization of deferred incentive compensation previously granted to individuals terminated, net of applicable tax benefits. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(h)	Effective tax rate is a non-GAAP measure which is computed based on a quotient, the numerator of which is the provision for income taxes of $19,188, $8,661 and $9,801 for the three month periods ended June 30, 2013, March 31, 2013 and June 30, 2012, respectively, $27,849 and $25,293 for the six month periods ended June 30, 2013 and 2012, respectively, and the denominator of which is pre-tax income of $79,319, $47,920 and $44,533 for the three month periods ended June 30, 2013, March 31, 2013 and June 30, 2012, respectively, $127,238 and $107,015 for the six month periods ended June 30, 2013 and 2012, respectively, exclusive of net income attributable to noncontrolling interests of $264, $2,097 and $1,647 for the three month periods ended June 30, 2013, March 31, 2013 and June 30, 2012, respectively, $2,360 and $3,826 for the six month periods ended June 30, 2013 and 2012, respectively.

(i)	Noncontrolling interests include revenue and expenses principally related to Edgewater, and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(j)	Represents a reversal of noncontrolling interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests and an adjustment for Lazard Ltd entity-level taxes to affect a full exchange of interests and excluding the adjustments noted in (g) above.

NM	Not meaningful